Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	February 21, 2013

TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Fourth Quarter Revenues Rise 4.0% to $419.0 million; up 5.1% on Constant Currency Basis

Fourth Quarter GAAP Diluted EPS of $0.72; Adjusted Diluted EPS of $1.14

Reaffirms 2013 Guidance Ranges for Constant Currency Revenue Growth of 11% to 13% and Adjusted

Diluted EPS of $4.70 to $4.90

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the fourth quarter and full year ended December 31, 2012.

Fourth quarter 2012 net revenues were $419.0 million, an increase of 4.0% over the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2012 net revenues increased 5.1% over the prior year period.

Fourth quarter 2012 GAAP diluted earnings per share from continuing operations were $0.72, as compared to $1.01 in the prior year period. Fourth quarter 2012 adjusted diluted earnings per share from continuing operations were $1.14, as compared to $1.05 in the prior year period, an increase of 8.6%.

“Teleflex’s fourth quarter operating and financial performance capped off an extremely successful year on many fronts,” said Benson Smith, Chairman, President and CEO. “Our higher than anticipated adjusted earnings growth reflects a better than expected contribution from LMA, as well as the operating leverage in the business as we grow revenue and expand our margins through higher sales volume, new product introductions and the continued implementation of our pricing strategy.”

Added Mr. Smith, “Our goals in 2013 are to build upon our solid operating platform, capture additional share in the markets we serve, and generate revenue growth above the industry average. We believe the actions we have taken over the past two years to invest in innovative technologies, rationalize our cost base, and prudently invest our capital, position us to generate significantly higher revenue growth and increased profitability for our shareholders.”

FOURTH QUARTER NET REVENUE BY PRODUCT GROUP AND SEGMENT

Product Group Revenues

Critical Care fourth quarter 2012 net revenues were $286.1 million, an increase of 6.8% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2012 net revenues increased 8.1% compared to the prior year period. The increase in constant currency revenue growth was due to higher sales of anesthesia, vascular access and urology products. The growth in sales of anesthesia products was primarily due to the contribution from the LMA International N.V. (“LMA”) acquisition. Constant currency sales growth was partially offset by a decline in sales of respiratory products and the impact of fewer shipping days in the quarter as compared to the fourth quarter of 2011.

Surgical Care fourth quarter 2012 net revenues were $76.3 million, an increase of 4.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2012 net revenues increased 4.8% compared to the prior year period. The increase in constant currency revenue growth was due to higher sales of ligation, endo-fascial, closure and general surgical instrument products, partially offset by a decline in sales of chest drainage products and the impact of fewer shipping days in the quarter as compared to the fourth quarter of 2011.

Cardiac Care fourth quarter 2012 net revenues were $20.9 million, a decrease of 5.3% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2012 net revenues decreased 3.3% compared to the prior year period. The decrease in constant currency revenue growth was due to a decline in sales of intra-aortic balloon pumps, partially offset by higher sales of intra-aortic balloon catheters.

OEM and Development Services (“OEM”) fourth quarter 2012 net revenues were $35.7 million, a decrease of 8.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2012 net revenues decreased 7.4% compared to the prior year period. The decrease in revenue was primarily due to the impact of fewer shipping days in the quarter as compared to the fourth quarter of 2011.

	Three Months Ended		% Increase/ (Decrease)
	December 31, 2012	December 31, 2011	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Critical Care	$286.1	$267.9	8.1%	(1.3%)	6.8%
Surgical Care	76.3	73.5	4.8%	(0.8%)	4.0%
Cardiac Care	20.9	22.0	(3.3%)	(2.0%)	(5.3%)
OEM	35.7	38.8	(7.4%)	(0.7%)	(8.1%)
Other	—	0.8	(99.7%)	(0.3%)	(100.0%)

Total	$419.0	$403.0	5.1%	(1.1%)	4.0%

Segment Revenues

Americas fourth quarter 2012 net revenues were $200.1 million, an increase of 8.4% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2012 net revenues increased 8.1% compared to the prior year period. The increase in constant currency revenue growth was due to incremental sales from our acquisition of LMA, new product introductions and price increases, partially offset by the impact of fewer shipping days in the quarter as compared to the fourth quarter of 2011.

EMEA fourth quarter 2012 net revenues were $132.7 million, a decrease of 1.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2012 net revenues increased 2.3% compared to the prior year period. The increase in constant currency revenue growth was due to LMA product sales, new product introductions and price increases, partially offset by the impact of fewer shipping days in the quarter as compared to the fourth quarter of 2011.

Asia fourth quarter 2012 net revenues were $50.5 million, an increase of 13.2% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2012 net revenues increased 12.4% compared to the prior year period. The increase in constant currency revenue growth was due to LMA product sales and price increases.

	Three Months Ended		% Increase/ (Decrease)
	December 31, 2012	December 31, 2011	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Americas	$200.1	$184.6	8.1%	0.3%	8.4%
EMEA	132.7	135.0	2.3%	(3.9%)	(1.6%)
Asia	50.5	44.6	12.4%	0.8%	13.2%
OEM	35.7	38.8	(7.4%)	(0.7%)	(8.1%)

Total	$419.0	$403.0	5.1%	(1.1%)	4.0%

FULL YEAR RESULTS

Net revenues for the full year 2012 were $1.551 billion, an increase of 3.9% compared to the prior year period. Excluding the impact of foreign currency fluctuations, net revenues for 2012 increased 6.8% compared to 2011.

GAAP loss per share from continuing operations was ($4.47) for the full year 2012, as compared to diluted earnings per share of $2.90 in the prior year period. The financial results for 2012 reflect a goodwill impairment charge of $315.1 million, net of tax, or $7.71 per share, incurred in the first quarter of 2012.

Adjusted diluted earnings per share from continuing operations for the twelve months of 2012 was $4.40, an increase of 14.9% over the prior year period. This increase reflects additional sales volume and the introduction of new products to the marketplace, improved pricing, gross profit expansion, and reduced tax expense. The improvement in profitability was partially offset by investment in sales, marketing and research and development.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense and amortization of intangible assets and deferred financing costs for the twelve months of 2012 were $94.9 million compared to $96.5 million for the prior year period.

Cash and cash equivalents at December 31, 2012 were $337.0 million compared to $584.1 million at December 31, 2011. The decrease in cash and cash equivalents is largely attributable to the acquisition of LMA which was completed on October 23, 2012.

Net accounts receivable at December 31, 2012 were $298.0 million compared to $286.2 million at December 31, 2011.

Net inventories at December 31, 2012 were $323.3 million compared to $298.8 million at December 31, 2011.

Net debt obligations at December 31, 2012 were $692.7 million compared to $445.9 million at December 31, 2011.

2013 OUTLOOK

The Company’s financial estimates for 2013 are as follows:

Constant currency revenue growth between 11% and 13% for full year 2013.

Adjusted diluted earnings per share in the range of $4.70 to $4.90.

2013 OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High
Diluted earnings per share	$3.20	$3.40
Restructuring and impairment charges, net of tax	$0.51	$0.51
Intangible amortization expense, net of tax	$0.82	$0.82
Amortization of debt discount on convertible notes, net of tax	$0.17	$0.17

Adjusted diluted earnings per share	$4.70	$4.90

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until February 26, 2013, 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 10277897.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures. These measures include (i) adjusted diluted earnings per share, which excludes, depending on the period presented, the effect of charges associated with a goodwill impairment, our restructuring programs and asset impairments, losses and other charges related to acquisition costs, gain/loss on sale of businesses and assets, loss on extinguishment of debt in connection with refinancing transactions, costs associated with severance payments and benefits to be provided to our former chief executive officer, charges relating to a stock keeping unit reduction program, charges associated with the amortization of additional interest expense related to an interest rate swap terminated in 2011, intangible amortization expense, the amortization of debt discount on convertible notes and certain tax adjustments relating to the resolution of various tax matters relating to prior years; and (ii) constant currency revenue and growth, which exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Consistent with past practice, adjusted diluted earnings per share has not been adjusted to exclude the benefit resulting from the forfeiture of equity awards. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below. This press release also includes forecasted constant currency revenue growth, which is also a non-GAAP measure. A reconciliation of forecasted constant currency revenue growth to GAAP forecasted growth has not been provided as management is unable to forecast trends in foreign currency exchange rates.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Quarter Ended

December 31, 2012

	Materials, labor and other product costs	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/(loss) on sales of businesses and assets	Interest expense	Loss on extinguishment of debt	Income taxes	Net Income (loss) attributable to common shareholders from continuing operations	Diluted Earnings per share available to common shareholders
GAAP Basis	$219.9	$121.5	—	$3.0	—	$14.6	—	$13.5	$30.4	$0.72
Adjustments
Goodwill impairment	—	—	—	—	—	—	—	—	—	—
Restructuring and other impairment charges	—	—	—	3.0	—	—	—	0.6	2.3	$0.06
Losses and other charges (A)	0.5	3.4	—	—	—	—	—	(1.9)	5.7	$0.13
Early termination of interest rate swap (B)	—	—	—	—	—	—	—	—	—	—
Amortization of debt discount on convertible notes	—	—	—	—	—	2.7	—	1.0	1.7	$0.04
Intangible amortization expense	—	12.0	—	—	—	—	—	4.2	7.8	$0.19
Tax adjustment (C)	—	—	—	—	—	—	—	—	—	—
Adjusted basis	$219.4	$106.1	—	—	—	$11.9	—	$17.4	$47.9	$1.14

Quarter Ended

December 31, 2011

	Materials, labor and other product costs	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/(loss) on sales of businesses and assets	Interest expense	Loss on extinguishment of debt	Income taxes	Net Income (loss) attributable to common shareholders from continuing operations	Diluted Earnings per share available to common shareholders
GAAP Basis	$213.3	$110.8	—	$2.4	($0.6)	$19.2	—	$2.6	$41.6	$1.01
Adjustments
Goodwill impairment	—	—	—	—	—	—	—	—	—	—
Restructuring and other impairment charges	—	—	—	3.0	—	—	—	1.1	1.8	$0.05
Losses and other charges (A)	2.0	—	—	—	0.6	—	—	0.8	1.8	$0.04
Early termination of interest rate swap (B)	—	—	—	—	—	(11.1)	—	(4.0)	(7.0)	($0.17)
Amortization of debt discount on convertible notes	—	—	—	—	—	2.5	—	0.9	1.6	$0.04
Intangible amortization expense	—	10.5	—	—	—	—	—	3.9	6.6	$0.16
Tax adjustment (C)	—	—	—	—	—	—	—	3.3	(3.3)	($0.08)
Adjusted basis	$211.3	$100.2	—	($0.6)	—	$27.8	—	$8.7	$43.0	$1.05

(A) In 2012, losses and other charges include approximately $5.7 million, net of tax, or $0.13 per share, related to acquisition costs. In 2011, losses and other charges include approximately $0.4 million, net of tax, or $0.01 per share, related to loss on sale of business and assets; and $1.3 million, net of tax, or $0.03 per share, related to a stock keeping unit (“SKU”) rationalization to eliminate SKU’s based on low sales volume or insufficient margins to help improve future profitability.

(B) In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with

GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. In the fourth quarter of 2011, the net of tax impact was approximately $7.0 million, or $0.17 per share.

(C) The tax adjustment represents a net benefit resulting from (i) the resolution (including the expiration of statutes of limitations) of various prior years’ U.S. federal, state and foreign tax matters, and (ii) the filing of amended prior years’ tax returns.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Full Year Ended

December 31, 2012

	Materials, labor and other product costs	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/(loss) on sales of businesses and assets	Interest expense	Loss on extinguishment of debt	Income taxes	Net Income (loss) attributable to common shareholders from continuing operations	Diluted Earnings per share available to common shareholders
GAAP Basis	$802.8	$454.5	$332.1	$3.0	$0.3	$69.6	—	$16.4	($182.7)	($4.47)
Adjustments
Goodwill impairment	—	—	332.1	—	—	—	—	17.0	315.1	$7.71
Restructuring and other impairment charges	—	—	—	3.0	—	—	—	0.6	2.5	$0.06
Losses and other charges (A)	0.5	13.8	—	—	(0.3)	—	—	(0.1)	14.1	$0.34
Early termination of interest rate swap (B)	—	—	—	—	—	11.1	—	4.0	7.0	$0.17
Amortization of debt discount on convertible notes	—	—	—	—	—	10.5	—	3.8	6.7	$0.16
Intangible amortization expense	—	44.3	—	—	—	—	—	16.0	28.3	$0.69
Tax adjustment (C)	—	—	—	—	—	—	—	9.0	(9.0)	($0.22)
Anti-dilutive effect of EPS (D)	—	—	—	—	—	—	—	—	—	($0.06)
Adjusted basis	$802.3	$396.4	—	—	—	$48.0	—	$66.6	$182.0	$4.40

Full Year Ended

December 31, 2011

	Materials, labor and other product costs	Selling, general and administrative expenses	Goodwill impairment	Restructuring and other impairment charges	Gain/(loss) on sales of businesses and assets	Interest expense	Loss on extinguishment of debt	Income taxes	Net Income (loss) attributable to common shareholders from continuing operations	Diluted Earnings per share available to common shareholders
GAAP Basis	$783.8	$423.9	—	$6.0	($0.6)	$70.3	$15.4	$25.8	$118.3	$2.90
Adjustments
Goodwill impairment	—	—	—	—	—	—	—	—	—	—
Restructuring and other impairment charges	—	—	—	3.7	—	—	—	1.4	2.3	$0.06
Losses and other charges (A)	2.0	5.5	—	—	0.6	—	15.4	8.4	15.1	$0.37
Early termination of interest rate swap (B)	—	—	—	—	—	(11.1)	—	(4.0)	(7.0)	($0.17)
Amortization of debt discount on convertible notes	—	—	—	—	—	9.7	—	3.5	6.2	$0.15
Intangible amortization expense	—	42.6	—	—	—	—	—	15.6	27.0	$0.66
Tax adjustment (C)	—	—	—	—	—	—	—	5.5	(5.5)	($0.13)
Anti-dilutive effect of EPS (D)	—	—	—	—	—	—	—	—	—	—
Adjusted basis	$781.8	$375.8	—	$2.3	—	$71.7	—	$56.2	$156.3	$3.83

(A)	In 2012, losses and other charges include approximately $14.4 million, net of tax, or $0.35 per share, related to acquisition costs; and ($0.3) million, net of tax, or ($0.01) per share related to a gain on sale of businesses and assets. In 2011, losses and other charges include approximately $9.8 million, net of tax, or $0.24 per share, related to loss on extinguishment of debt; $3.5 million, net of tax, or $0.09 per share, in charges related to severance payments and benefits provided to our former chief executive officer; $0.4 million, net of tax, or $0.01 per share, related to a loss on sale of businesses and assets; and $1.3 million, net of tax, or $0.03 per share, related to a stock keeping unit (“SKU”) rationalization to eliminate SKU’s based on low sales volume or insufficient margins to help improve future profitability.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company of approximately $14.8 million, which included $3.1 million of accrued interest. In accordance with GAAP, the Company amortized this amount as additional interest expense over the remainder of the original term of the interest rate swap, which expired in September 2012. During 2012, the non-cash, net of tax impact was approximately $7.0 million, or $0.17 per share.
(C)	The tax adjustment represents a net benefit resulting from (i) the resolution (including the expiration of statutes of limitations) of various prior years’ U.S. federal, state and foreign tax matters, and (ii) the filing of amended prior years’ tax returns.
(D)	The Company has presented results using basic weighted average shares with the impact of dilution on adjusted income, separately. Under applicable accounting guidance, if a company has a net loss from continuing operations, no common shares that potentially may be issued are included in the computation of diluted per-share amounts because such inclusion would result in an anti-dilutive per share amount.

RECONCILIATION OF NET DEBT OBLIGATIONS

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$4,700	$4,986
Long term borrowings	965,280	954,809
Unamortized debt discount	59,720	70,191

Total debt obligations	1,029,700	1,029,986
Less: cash and cash equivalents	337,039	584,088

Net debt obligations	$692,661	$445,898

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,600 people worldwide and serves healthcare providers in more than 140 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2013 constant currency revenue growth and adjusted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	December 31, 2012	December 31, 2011
	(Dollars and shares in thousands, except per share)
Net revenues	$419,056	$403,038
Cost of goods sold	219,876	213,288

Gross profit	199,180	189,750
Selling, general and administrative expenses	121,524	110,779
Research and development expenses	16,263	12,910
Restructuring and other impairment charges	2,953	2,407
Net loss on sales of businesses and assets	—	582

Income from continuing operations before interest, loss on extinguishments of debt and taxes	58,440	63,072
Interest expense	14,621	19,209
Interest income	(247)	(584)

Income from continuing operations before taxes	44,066	44,447
Taxes on income from continuing operations	13,452	2,644

Income from continuing operations	30,614	41,803

Operating income (loss) from discontinued operations (including gain (loss) on disposal of $(21) and $218,365, respectively)	(1,256)	216,978
Taxes (benefit) on income (loss) from discontinued operations	(219)	90,560

Income (loss) from discontinued operations	(1,037)	126,418

Net income	29,577	168,221
Less: Income from continuing operations attributable to noncontrolling interest	254	251
Income from discontinued operations attributable to noncontrolling interest	—	174

Net income attributable to common shareholders	$29,323	$167,796

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.74	$1.02
Income (loss) from discontinued operations	(0.02)	3.10

Net income	$0.72	$4.12

Diluted:
Income from continuing operations	$0.72	$1.01
Income (loss) from discontinued operations	(0.02)	3.09

Net income	$0.70	$4.10

Dividends per common share	$0.34	$0.34
Weighted average common shares outstanding:
Basic	40,945	40,727
Diluted	42,007	40,965
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$30,360	$41,552
Income (loss) from discontinued operations, net of tax	(1,037)	126,244

Net income	$29,323	$167,796

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Twelve Months Ended
	December 31, 2012	December 31, 2011
	(Dollars and shares in thousands, except per share)
Net revenues	$1,551,009	$1,492,528
Cost of goods sold	802,784	783,750

Gross profit	748,225	708,778
Selling, general and administrative expenses	454,489	423,909
Research and development expenses	56,278	48,712
Goodwill impairment	332,128	—
Restructuring and other impairment charges	3,037	6,005
Net (gain) loss on sales of businesses and assets	(332)	582

Income (loss) from continuing operations before interest, loss on extinguishments of debt and taxes	(97,375)	229,570
Interest expense	69,565	70,317
Interest income	(1,571)	(1,260)
Loss on extinguishments of debt	—	15,413

Income (loss) from continuing operations before taxes	(165,369)	145,100
Taxes on income (loss) from continuing operations	16,413	25,778

Income (loss) from continuing operations	(181,782)	119,322

Operating income (loss) from discontinued operations (including gain on disposal of $2,205 and $270,630, respectively)	(9,207)	292,683
Taxes (benefit) on income (loss) from discontinued operations	(1,887)	87,038

Income (loss) from discontinued operations	(7,320)	205,645

Net income (loss)	(189,102)	324,967
Less: Income from continuing operations attributable to noncontrolling interest	955	1,021
Income from discontinued operations attributable to noncontrolling interest	—	617

Net income (loss) attributable to common shareholders	$(190,057)	$323,329

Earnings per share available to common shareholders:
Basic:
Income (loss) from continuing operations	$(4.47)	$2.92
Income (loss) from discontinued operations	(0.18)	5.06

Net income (loss)	$(4.65)	$7.98

Diluted:
Income (loss) from continuing operations	$(4.47)	$2.90
Income (loss) from discontinued operations	(0.18)	5.02

Net income (loss)	$(4.65)	$7.92

Dividends per common share	$1.36	$1.36
Weighted average common shares outstanding:
Basic	40,859	40,501
Diluted	40,859	40,801
Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of tax	$(182,737)	$118,301
Income (loss) from discontinued operations, net of tax	(7,320)	205,028

Net income (loss)	$(190,057)	$323,329

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$337,039	$584,088
Accounts receivable, net	297,976	286,226
Inventories, net	323,347	298,775
Prepaid expenses and other current assets	28,712	33,405
Prepaid taxes	27,160	28,846
Deferred tax assets	46,882	41,014
Assets held for sale	7,963	7,902

Total current assets	1,069,079	1,280,256
Property, plant and equipment, net	297,945	251,912
Goodwill	1,249,456	1,438,542
Intangible assets, net	1,058,792	879,787
Investments in affiliates	2,066	2,008
Deferred tax assets	296	278
Other assets	61,863	71,320

Total assets	$3,739,497	$3,924,103

LIABILITIES AND EQUITY
Current liabilities
Notes payable	$4,700	$4,986
Accounts payable	75,165	67,092
Accrued expenses	65,064	74,207
Current portion of contingent consideration	23,693	3,953
Payroll and benefit-related liabilities	74,586	64,386
Derivative liabilities	598	633
Accrued interest	9,418	10,960
Income taxes payable	15,573	21,084
Current liability for uncertain tax positions	4,684	22,656
Deferred tax liabilities	924	1,050

Total current liabilities	274,405	271,007
Long-term borrowings	965,280	954,809
Deferred tax liabilities	419,266	420,833
Pension and postretirement benefit liabilities	170,946	194,984
Noncurrent liability for uncertain tax positions	68,292	61,688
Other liabilities	59,771	37,999

Total liabilities	1,957,960	1,941,320

Commitments and contingencies
Common Shareholders’ equity
Common shares, $1 par value Issued: 2012 — 43,102 shares; 2011 — 42,923 shares	43,102	42,923
Additional paid-in capital	394,384	380,965
Retained earnings	1,601,460	1,847,106
Accumulated other comprehensive income (loss)	(132,048)	(159,353)

	1,906,898	2,111,641
Less: Treasury stock, at cost	127,948	131,053

Total common shareholders’ equity	1,778,950	1,980,588

Noncontrolling interest	2,587	2,195

Total equity	1,781,537	1,982,783

Total liabilities and equity	$3,739,497	$3,924,103

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income (loss)	$(189,102)	$324,967
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	7,320	(205,645)
Depreciation expense	36,204	40,336
Amortization expense of intangible assets	44,264	42,634
Amortization expense of deferred financing costs and debt discount	14,416	13,526
Loss on extinguishments of debt	—	15,413
Interest rate swap buyout	—	(11,695)
Stock-based compensation	8,623	4,532
Net (gain) loss on sales of businesses and assets	(332)	582
Impairment of investments in affiliates	—	2,499
Goodwill impairment	332,128	—
Deferred income taxes, net	(39,178)	(14,067)
Other	(3,468)	(2,447)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(2,932)	(43,561)
Inventories	(1,970)	(33,819)
Prepaid expenses and other current assets	9,595	(8,473)
Accounts payable and accrued expenses	(1,457)	(1,616)
Income taxes receivable and payable, net	(20,258)	(28,809)

Net cash provided by operating activities from continuing operations	193,853	94,357

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(65,394)	(44,582)
Payments for businesses and intangibles acquired, net of cash acquired	(387,040)	(30,570)
Proceeds from sales of businesses and assets, net of cash sold	66,660	376,025
Investments in affiliates	(80)	(150)

Net cash (used in) provided by investing activities from continuing operations	(385,854)	300,723

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	—	515,000
Repayment of long-term borrowings	—	(455,800)
Debt and equity issuance and amendment fees	—	(18,518)
Decrease in notes payable and current borrowings	(706)	(24,714)
Proceeds from stock compensation plans	9,003	34,009
Dividends	(55,589)	(55,136)

Net cash used in financing activities from continuing operations	(47,292)	(5,159)

Cash Flows from Discontinued Operations:
Net cash (used in) provided by operating activities	(7,799)	121
Net cash used in investing activities	(2,351)	(2,875)

Net cash used in discontinued operations	(10,150)	(2,754)

Effect of exchange rate changes on cash and cash equivalents	2,394	(11,531)

Net (decrease) increase in cash and cash equivalents	(247,049)	375,636
Cash and cash equivalents at the beginning of the period	584,088	208,452

Cash and cash equivalents at the end of the period	$337,039	$584,088